Exhibit 99.1

NYSE: MGG	~~~~~~~CONFIDENTIAL DRAFT~~~~~~~

Date:	April 3, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Private Placement of Outstanding Common Units

Number of MGG Units Remains Unchanged

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) announced that approximately 23.3 million of its currently outstanding common units have been sold in a private placement transaction.

MGG Midstream Holdings, L.P., which is primarily owned by private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P., was the selling unitholder and will receive all proceeds from the sale. The units were sold to a number of institutional investors, led by Kayne Anderson Capital Advisors, GPS Partners LLC, Lehman Brothers MLP Opportunity Fund L.P. and Zimmer Lucas Partners, LLC. Following this transaction, MGG Midstream Holdings, L.P. owns 28% of MGG, with the public owning the remaining 72%.

The transaction does not impact the amount of cash distributions paid by MGG or the total number of MGG units outstanding.

The securities referred to have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The securities have been offered only to qualified institutional buyers and a limited number of large accredited investors. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.